Exhibit 10.32.1

AMENDED AND RESTATED
BENEFIT RESTORATION PLAN OF
AVERY DENNISON CORPORATION

Avery Dennison Corporation, a Delaware corporation, adopted the Benefit Restoration Plan of Avery Dennison Corporation (the “Plan”), as of December 1, 1994 for the benefit of its eligible Employees. Between January 1, 2005 and December 31, 2008, the Plan was operated in accordance with transition relief established by the Treasury Department and Internal Revenue Service pursuant to Code Section 409A. The Plan is amended and restated effective as of January 1, 2009 to bring the Plan into compliance with Code Section 409A and the Treasury Regulations issued by the Treasury Department on April 10, 2007, and effective January 1, 2009.

The Plan constitutes an unfunded “excess benefit plan” within the meaning of Section 3(36) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”). The Plan is maintained primarily for the purpose of providing deferred Compensation for a select group of management or highly compensated employees, within the meaning of ERISA Sections 201(2), 301(a)(3) and 401(a)(1).

The Plan is intended to comply with Code Section 409A and the Treasury Regulations thereunder. Any provision of this document that is contrary to the requirements of Code Section 409A or the Treasury Regulations thereunder shall be null void and of no effect and the Plan shall be interpreted and administered consistent with the requirements of Code Section 409A, which shall govern the administration of the Plan in the event of a conflict between the Plan terms and the requirements of Code Section 409A and the Treasury Regulations thereunder.

ARTICLE I – DEFINITIONS

Whenever the following terms are used in the Plan with the first letter capitalized, they shall have the meaning specified below unless the context clearly indicates to the contrary.

“Actuarial Equivalent” or “Actuarially Equivalent” shall mean the equivalent of a given Benefit or a given amount payable in another manner or by other means, determined by or under the direction of the Administrator in accordance with actuarial principles, methods and assumptions which are found to be appropriate by the Enrolled Actuary, acting independently of the Administrator or the Company and in the exercise of his sole professional judgment. Such principles, methods and assumptions, however, shall be reasonable in the aggregate and shall constitute the Enrolled Actuary’s best estimate of anticipated experience under the Plan.

“Administrator” shall mean Avery Dennison Corporation, acting through its Board or its delegates, except that if it appoints a Committee under Section 6.4, the term “Administrator” shall mean the Committee as to those duties, powers and responsibilities specifically conferred upon the Committee. Avery Dennison Corporation shall have all duties and responsibilities imposed by ERISA, except as specifically assigned to, delegated to or reserved to the Board, and the Committee under the Plan.

“Annuity” shall mean any form of payment described in Section 5.2(e)(i)-(vii) (as determined in accordance with Treas. Reg. Section 1.409A-2(b)(2)(ii)).

“Associate Plan” shall mean The Associate Retirement Plan for Employees of Avery Dennison Corporation as in effect on or after June 1, 2002 and as set forth in Appendix B to the Dennison Retirement Plan, as may be amended from time to time, and any successor plan thereto.

“Beneficiary” shall mean:

(a)	in the case of the death benefit described in Section 4.5, the Participant’s surviving spouse; and

(b)	in the case of a Benefit payable to a Participant, a person or trust properly designated by a Participant or Former Participant in accordance with the Rules of the Plan, and which may include a Joint/Contingent Annuitant to the extent determined by the Committee.

“Benefit” of a Participant shall mean the benefit payable pursuant to Article IV.

“Benefit Commencement Date” shall mean, with respect to a Participant or Beneficiary, the date set forth in the Plan with respect to a Payment Event, or set forth on a 2008 Transition Election, for which a benefit under the Plan is required to commence. Solely for purposes of determining compliance with Code Section 409A and related Treasury Regulations, a payment shall be deemed made on the Benefit Commencement Date if the benefit actually commences by the end of the calendar year in which the Benefit Commencement Date occurs or, if later, by the 15th day of the third month following the Benefit Commencement Date.

“Benefit Service” of a Participant shall mean his “Benefit Service” as defined in the Qualified Plan, except that

(a)	days of “Service” prior to the December 1, 1994 shall be ignored;

(b)	a Participant’s “Service” shall commence with the first year after December 1, 1994 for which his “Compensation” exceeded the Code Section 401(a)(17) limit then in effect; except that each Participant who became a “Participant” under the Qualified Plan after December 1, 1994 shall, for his first Plan Year of participation under the Qualified Plan, be credited with Service only for the period beginning with the first day of the month following his one year anniversary of his hire date and through the end of that Plan Year;

(c)	a Participant shall also be credited with a year of “Service” for any year in which he participates in the Company’s nonqualified deferred compensation program to the extent that any part of such period of participation is not treated as “Service” under subsection (b) and

(d)	if the Participant incurs a Disability, Benefit Service shall continue to accrue during the period of Disability but not beyond the second anniversary of the first day of his absence on account of the Disability.

“Board” shall mean the Board of Directors of Avery Dennison Corporation. The Board may delegate any power or duty otherwise allocated to the Administrator to any other person or persons, including a Committee appointed under Section 6.4.

“CEO” shall mean the Chief Executive Officer of Avery Dennison Corporation.

“Certain and Life Annuity” shall mean a monthly benefit that is the Actuarial Equivalent of a Participant’s Single Life Annuity and that is payable during the Participant’s lifetime with a guaranteed payment period during which monthly payments shall be made without regard to the Participant’s death. If the Participant dies prior to the end of the guaranteed payment period, the monthly benefit that is payable shall be paid to the Participant’s Joint/Contingent Annuitant for the remainder of the guaranteed payment period. The last payment shall be made on the first day of the calendar month in which the Participant’s death occurs or, if later, the end of the guaranteed payment period. If the Joint/Contingent Annuitant dies after the Participant and before the end of the guaranteed payment period, then Actuarial Equivalent present value of the remaining guaranteed payments shall be paid to the estate of the Joint/Contingent Annuitant.

“Change in Control” shall mean “a change in the ownership or effective control,” or in “the ownership of a substantial portion of the assets of” the Company, within the meaning of Section 409A, and shall include any of the following events as such concepts are interpreted under Section 409A:

(a)	the date on which a majority of members of the Board is replaced during any twelve-month period by directors whose appointment or election is not endorsed by a majority of the members of the Board before the date of the appointment or election; or

(b)	the acquisition, by any one Person, or by persons acting as a group, or by a corporation owned by a group of persons that has entered into a merger, acquisition, consolidation, purchase, stock acquisition, asset acquisition, or similar business transaction with the Company, of:

(i)	ownership of stock of the Company, that, together with any stock previously held by such Person or group, constitutes more than fifty percent (50%) of either (i) the total fair market value or (ii) the total voting power of the stock of the Company;

(ii)	ownership of stock of the Company possessing percent (30%) or more of the total voting power of the Company, during the twelve-month period ending on the date of such acquisition; or

(iii)	assets from the Company that have a total gross fair market value equal to or more than forty percent (40%) of the total gross fair market value of all of the assets of the Company during the twelve-month period ending on the date of such acquisition; provided, however, that any transfer of assets to a related person as defined under Section 409A shall not constitute a Change of Control.

The foregoing definition of “Change in Control” is intended to comply with the requirements of Code Section 409A and Treasury Regulations Section 1.409A-3(i)(5), and shall be interpreted and applied by the Administrator in a manner consistent with this intent. For purposes of such definition, “Company” means the Company and any other corporation described in Treasury Regulations Section 1.409A-3(i)(5)(ii)(A).

“Code” shall mean the Internal Revenue Code of 1986, as amended from time to time.

“Committee” shall mean the BRP Committee of Avery Dennison Corporation, as appointed pursuant to Section 6.4, if any.

“Company” shall mean Avery Dennison Corporation and any successor corporation.

“Company Affiliate” shall mean any company which, at the time of reference, was, with respect to the Company, a member of a controlled group of corporations or trades or businesses under common control, or a member of an affiliated service group, as determined under regulations issued by the Secretary under Code Section 414(b) or (c).

“Compensation Committee” shall mean the Compensation and Executive Personnel Committee of the Board.

“Compensation – Unrestricted” of a Participant shall mean his “Compensation,” as defined in the Qualified Plan, but determined without regard to the limitations of Code Section 401(a)(17), without application of the limitation on benefits under Code Section 415 and including the Participant’s deferrals under the Company’s nonqualified deferred compensation program earned on or after the Effective Date or, if later, the date he commenced participation under the Plan.

“Disability” shall mean a medically determinable physical or mental impairment that can be expected to last for a continuous period of not less than six months, where such impairment causes the Employee to be unable to perform the duties of his position or any substantially similar position.

“Effective Date” shall mean the effective date of the Plan, which shall be January 1, 2009. The original effective date of the plan shall mean December 1, 1994.

“Employee” shall mean any person who renders services to the Company in the status of an employee as the term is defined in Code Section 3121(d), excluding: (i) any person retained to render services as an independent contractor; (ii) leased Employees treated as Employees of the Company pursuant to Code Sections 414(n) and 414(o), (iii) employees of an Employer, or (iv) any person whose services with the Company are performed pursuant to a contract or an arrangement that purports to treat the individual as an independent contractor even if such individual is later determined (by judicial action or otherwise) to have been a common law employee of the Company rather than an independent contractor; provided, however, that “Employee” shall also mean any Included Affiliate Employee.

For purposes of this Plan, a United States citizen shall be treated as an employee of the Company if he is employed by a foreign subsidiary of the Company or a Company Affiliate to which there applies an agreement under Section 3121(l) of the Code and if no contributions to a funded plan of deferred compensation (whether or not a plan described in Sections 401(a), 403(a) or 405(a) of the Code) are provided by any other person with respect to the compensation paid to such citizen by the foreign subsidiary, unless otherwise elected by the Vice President, Compensation and Benefits of Avery Dennison Corporation.

“Employer” shall mean the Company, any Company Affiliate that adopts the Plan as a whole or as to any one or more divisions, in accordance with Section 7.3(b), and any successor company which continues the Plan under Section 7.3(a).

“Enrolled Actuary” shall mean the person enrolled by the Joint Board for the Enrollment of Actuaries established under subtitle C of title III of ERISA who has been engaged by the Administrator on behalf of all Participants to make and render all necessary actuarial determinations, statements, opinions, assumptions, reports and valuations under the Plan as required by law or requested by the Administrator.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended from time to time.

“Former Participant” shall mean a Participant who has had a Separation from the Service.

“Included Affiliate Employee” shall mean any person who is employed by a Company Affiliate and would not be an Employee but for the fact that the Vice President, Compensation and Benefits of Avery Dennison Corporation has determined that he be so treated.

“Interest” shall mean the interest rate that is the first segment rate defined in Code Section 417(e)(3)(C) and that is used for purposes of determining an Actuarial Equivalent Lump Sum.

“Joint and Survivor Annuity” shall mean a monthly benefit that is the Actuarial Equivalent of a Participant’s Single Life Annuity and that is payable during the Participant’s lifetime with a designated percentage of the Participant’s monthly benefit amount continuing after his death to his Joint/Contingent Annuitant, if such Joint/Contingent Annuitant survives him, for the Joint/Contingent Annuitant’s remaining lifetime. The last payment shall be made on the first day of the calendar month in which the Participant’s death occurs or, if later, the Joint/Contingent Annuitant’s death.

“Joint/Contingent Annuitant” shall mean the person(s) designated as such by the Participant or the Plan, as applicable, as entitled to receive a portion of the Participant’s Retirement Income following his death.

“Key Employee” shall mean any person determined to be a “Key Employee” under the Avery Dennison Corporation Key Employee Policy; provided that the definition of “Key Employee” in said policy shall be a definition permitted under Code Section 409A and the Treasury Regulations thereunder for purposes of determining who is a “specified employee” and shall be the same for all nonqualified deferred compensation arrangements sponsored by the Employer.

“Lump Sum” shall mean the single sum payment that is Actuarially Equivalent to the Benefit payable as of a specified date. The Lump Sum is a non-Annuity form of payment described under Section 5.2(a).

“Military Leave” shall mean leave subject to reemployment rights under the Uniformed Services Employment and Reemployment Rights Act of 1994, as amended from time to time. Any Employee who leaves the Company or a Company Affiliate directly to perform service in the Armed Forces of the United States or in the United States Public Health Service under conditions entitling him to such reemployment rights shall, solely for the purposes of the Plan and irrespective of whether he is compensated by the Company or such Company Affiliate during such period of service, be presumed an Employee on Military Leave. An Employee’s Military Leave shall expire if such Employee voluntarily resigns from the Company or such Company Affiliate during such period of service, or if he fails to make application for reemployment within the period specified by such laws for the preservation of his reemployment rights. For purposes of computing an Employee’s service, no more than 365 days of service shall be credited for any Military Leave except as required by Treas. Reg. Section 1.410(a) - 7(b) (6) (iii).

“Normal Retirement Date” shall mean “Normal Retirement Date” as defined in the Qualified Plan.

“Participant” shall mean any person included in the Plan as provided in Article II.

“Payment Event” shall mean the applicable event triggering a payment of vested benefits under the Plan. The applicable event shall be one of the following:

(a) The Participant’s Separation from Service;

(b) The Participant’s death; or

(c) A Change in Control.

“Plan” shall mean the Amended and Restated Benefit Restoration Plan of Avery Dennison Corporation.

“Plan Year” shall be the twelve month period from December 1 through the last day of the following November, including all such years prior to the adoption of the Plan.

“Qualified Benefit” of a Participant for a period of time shall mean the benefit accrued pursuant to Article IV of the Qualified Plan during such period.

“Qualified Benefit – Unrestricted” of a Participant for a Plan Year shall mean his Qualified Benefit for such Plan Year but based upon his Compensation – Unrestricted as defined hereunder.

“Qualified Plan” shall mean the Retirement Plan and the Associate Plan as may be amended from time to time, or any successor plans. The Retirement Plan and the Associate Plan are qualified employer plans as defined under Treasury Regulations Section 1.409A-1(a)(2).

“Retirement Plan” shall mean The Retirement Plan for Employees of Avery Dennison Corporation as in effect on or after June 1, 2002, as may be amended from time to time, and any successor plan thereto.

“Rules of the Plan” shall mean rules adopted by the Administrator pursuant to Section 6.1 for the administration, interpretation or application of the Plan.

“Separation from Service” of an Employee shall mean, except as provided in subsections (a) and (b), an Employee’s termination from employment (whether by retirement or resignation from or discharge by the Company or a Company Affiliate), but not his transfer among the Company and Company Affiliates.

(a)	If an Employee is absent from employment due to a sick leave, any other bona fide leave of absence authorized by the Company or a Company Affiliate in accordance with established policies, or a Military Leave, a Separation from Service shall not occur until the later of:

(i)	the expiration of six months from the first date that an Employee is absent from employment, except that if the Participant’s absence was on account of his Disability, 24 months shall be substituted for six months, and

(ii)	to the extent the Employee no longer retains a right to reemployment with the Company or any Company Affiliates under an applicable statute or by contract, the date the Employee no longer retains a right to reemployment.

If a Participant fails to return to work upon the expiration of any sick leave, bona fide leave of absence or Military Leave where such leave is for less than six months, a Separation from Service shall occur as of the date of the expiration of such leave.

(b)	A Separation from Service shall be deemed to have occurred if an Employee and the Company or Company Affiliates reasonably anticipate, based on the facts and circumstances, that either:

(i)	the Employee will not provide any additional services for the Company and the Company Affiliates after a certain date, or

(ii)	the level of bona fide services performed by the Employee after a certain date will permanently decrease to no more than 20 percent of the average level of bona fide services performed by the Employee over the immediate preceding 36-month period.

The definition of “Separation from Service” shall at all times be interpreted in accordance with the terms of Treasury Regulations Section 1.409A-1(h) and any guidance issued thereunder.

“Single Life Annuity” shall mean a benefit payable monthly during the Participant’s lifetime, commencing as of his Benefit Commencement Date and ending with the payment due on the first day of the calendar month in which the Participant’s death occurs.

“Treasury Regulations” shall mean the regulations promulgated by the United States Department of Treasury pursuant to the Code.

“2004 Average Compensation – Unrestricted” of a Participant shall mean his “2004 Average Compensation” as defined in the Qualified Plan but based on Compensation – Unrestricted.

“2008 Transition Election” shall mean an election made in 2008 by a Participant who has not received or commenced to receive Benefits before December 31, 2008.

(a)	In such election the Participant shall elect, or be deemed to have elected (as described in (b) and (c) below), a time and a form of payment for Benefits payable in 2009 or later.

(b)	If, before January 1, 2009, a Participant to whom was distributed a blank 2008 Transition Election form, does not return the form, or fails to select a valid time of payment as determined by the Company in its sole discretion, then such Participant’s Benefits will be paid or commence pursuant to the following deemed election:

(i)	If the Payment Event is a Separation from Service and the Participant is an Employee on December 31, 2008, his Benefits shall be paid or commence to be paid on the later of the first day of the month following his Separation from Service or the first day of the month coincident with or following the date the Participant attains age 55;

(ii)	If the Participant is not an Employee on December 31, 2008 because he has already had a Separation from Service and he has not attained age 55, his Benefits shall be paid or commence to be paid on the later of July 1, 2009 and the date he attains age 55; and

(iii)	If the Participant is not an Employee on December 31, 2008 because he has already had a Separation from Service and he has attained age 55, his Benefits shall be paid or commence to be paid on July 1, 2009.

(c)	If, before January 1, 2009, a Participant to whom was distributed a blank 2008 Transition Election form, does not return the form, or fails to select a valid form of payment as determined by the Company in its sole discretion, he shall be deemed to have elected to receive and shall receive his Benefits in a Lump Sum.

“Vested Benefit” of a Participant on a given date shall mean the Benefit provided hereunder if the Participant were to have a Separation from the Service on such date with a “Vested Retirement Benefit” under the Qualified Plan.

ARTICLE II – ELIGIBILITY

Section 2.1 — Requirements for Participation

Only those Employees who satisfy criteria set by the Administrator from time to time, shall be Participants. Such criteria are set forth in Appendix A, which may be updated from time to time without formal amendment of the Plan. Each of the Administrator, the Board, the Compensation Committee, the Committee or the CEO shall have the power to change or revoke such criteria hereunder in its sole discretion on a prospective basis, and any such change or revocation shall be binding and final on all Employees, Beneficiaries and other interested persons.

ARTICLE III — FUNDING OF BENEFITS

Section 3.1 — Source of Benefits

The Plan shall be an unfunded promise of the Company and the Employers to make payments in accordance with its terms. All benefits payable under the Plan shall be paid from the Company’ general assets, and nothing contained in the Plan shall require the Company to set aside or hold in trust any funds for the benefit of a Participant or his Beneficiary, each of whom shall have the status of a general unsecured creditor with respect to the Company’s obligation to make payments under the Plan. Any funds of the Company available to pay benefits under the Plan shall be subject to the claims of general creditors of the Company and may be used for any purpose by the Company. Notwithstanding the foregoing, the Company, in its sole discretion, shall have the authority to allocate the total liability to pay any benefit under the Plan to any applicable Employer as it deems appropriate.

ARTICLE IV – BENEFITS

Section 4.1 — Determination of Benefits

Unless otherwise described in Appendix B, a Participant’s Benefit shall be the sum of

(a)	for each Participant who, as of December 1, 2004, is entitled to accrue a benefit under the Plan and is a “Participant” under the Qualified Plan, the excess of

(i)	the greater of:

a one hundred and five percent of the sum of

1	his Qualified Benefit (using the “Formula Amount” under Supplement B of the Associate Plan and Supplement E of the Retirement Plan (as applicable)) and

2	the product of

	A	one and three-quarters percent,

	B	his years of Benefit Service, and

	C	the excess of

		I	his Compensation-Unrestricted, over

II his “Compensation” (as defined under the Qualified Plan),

all as of November 30, 2004; or

b	the sum of

	1	the product of

		A	the sum of

I one and one-quarter percent of his “2004 Average Compensation” (as defined under the Qualified Plan), and

II one-half of one percent of that portion of his “2004 Average Compensation” (as defined under the Qualified Plan), as exceeds his “Covered Compensation” (as defined under the Qualified Plan), and

B his years of “Benefit Service” (as defined in the Qualified Plan) as of November 30, 2004, not in excess of 35, and

2	the product of

A one and one-quarter percent of his “2004 Average Compensation” (as defined under the Qualified Plan), and

B his years of “Benefit Service” (as defined in the Qualified Plan”) as of November 30, 2004 in excess of 35, and

3	the product of

	A	one and three-quarters percent,

	B	his years of Benefit Service, and

	C	the excess of

		I	his 2004 Average Compensation-Unrestricted, over

II his “2004 Average Compensation” (as defined under the Qualified Plan),

•	ver

(ii)	his Qualified Benefit as of December 1, 2004; and

(b)	for each Plan Year beginning on or after December 1, 2004 and for which the Participant is entitled to accrue a benefit under the Plan, the excess of

(i)	his Qualified Benefit – Unrestricted accrued for such Plan Year,

•	ver

(ii)	his actual Qualified Benefit accrued for such Plan Year,

but not less than zero.

If a Participant is not credited with an Hour of Service as a Participant for any period commencing on or after December 1, 2004, his Benefit under the Plan shall be calculated under Section 4.1 of the Plan as in effect before December 1, 2004.

Section 4.2 Normal Retirement Benefit

To the extent a Participant’s Benefit Commencement Date is upon his Normal Retirement Date, the Participant’s Vested Benefit shall be equal to the Benefit set forth in Section 4.1.

Section 4.3 Early Commencement of Benefit

To the extent a Participant’s Benefit Commencement Date is before the date the Participant attains his Normal Retirement Date, the Participant’s Vested Benefit shall equal the Benefit described in Section 4.1 determined as of the Participant’s Normal Retirement Date reduced for early commencement in accordance with the early retirement reduction factors that would apply to the Qualified Benefit if the Qualified Benefit were to commence as of the Benefit Commencement Date, provided the Participant’s Benefit Commencement Date is no earlier than the date the Participant attains age 55. If a Participant’s Benefit Commencement Date is before the date the Participant attains age 55 and the Participant is entitled to be paid in a Lump Sum, then the Participant’s Lump Sum Benefit shall be Actuarially Equivalent to the Benefit described in Section 4.1 payable upon the first day of the month coincident with or next following the date the Participant attains age 62, taking into account the applicable early commencement factors that would be applied to the Qualified Benefit if the Qualified Benefit were to commence as of such date.

Section 4.4 Late Commencement of Benefit

To the extent a Participant’s Benefit Commencement Date is after the date the Participant attains his Normal Retirement Date, the Participant’s Vested Benefit shall equal the Benefit described in Section 4.1 adjusted in the same as manner and to the extent (if any) an adjustment would be applied to the Qualified Benefit if the Qualified Benefit were to commence at the same time.

Section 4.5 Death Benefit

To the extent a Vested Benefit is first payable due to the death of the Participant, the Benefit payable under the Plan shall be the Actuarial Equivalent amount of the Benefit that would be payable if the Participant had attained age 62 (or his actual age if later), commenced his Benefit in the form of a 50% Joint and Survivor Annuity, and then died.

ARTICLE V — PAYMENT OF BENEFITS

Section 5.1 — Time of Payment

(a)	Except as otherwise provided for under the terms of the Plan, the Participant shall be entitled to a payment of his Vested Benefit as of the earlier of Separation from Service or Change in Control.

(i)	If a Benefit is payable with respect to Separation from Service, the Participant’s Benefit Commencement Date shall be the later of:

a.	The first day of the month following the date of Separation from Service, and

b.	The first day of the month coincident with or following the date he attains age 55.

(ii)	If a Benefit is payable with respect to Change in Control, the Participant’s Benefit Commencement Date shall be the first day of the month following the Change in Control.

(b)	Notwithstanding the requirements of Section 5.1(a) and, if applicable, 5.1(c), to the extent a Participant is a Key Employee and is entitled to a payment as a result of a Separation from Service, the Participant’s Benefit Commencement Date shall be the first day of the month coincident with or next following the date that is six months after the Participant’s Separation from Service, unless an earlier payment complies with a permissible Code Section 409A exception (e.g., the payment of employment taxes). At the end of such six-month period, the Plan shall provide the Participant with a one-time payment equal to the amount the Participant would have been entitled to receive if his Benefit Commencement Date had been the first day of the month following his Separation from Service, together with Interest.

(c)	Notwithstanding the terms of Section 5.1(a), a Participant who had not received or commenced to receive Benefits as of December 31, 2008, was permitted to make a 2008 Transition Election with respect to a time of payment for the Participant’s Benefit payable upon Separation from Service, and the Participant’s Benefit shall be paid in accordance with the elected, or deemed elected, time of payment, if he has a Separation from Service except if the Participant is subject to the time of payment restriction set forth under Section 5.2(c). On and after January 1, 2009, a Participant shall not be permitted to elect a Benefit Commencement Date, except as provided with respect to the election permitted under Section 5.2(c).

Section 5.2 – Form of Payment

(a)	Except as provided under the terms of the Plan, a Participant’s Benefit shall be paid in the form of a Lump Sum, determined with respect to the applicable Benefit Commencement Date.

(b)	Notwithstanding the terms of Section 5.2(a), a Participant who had not received or commenced to receive Benefits as of December 31, 2008, was permitted to make a 2008 Transition Election with respect to the form of payment for the Participant’s Benefit payable upon Separation from Service, and the Participant’s Benefit shall be paid in accordance with the elected, or deemed elected, form of payment if he has a Separation from Service, except if the Participant elects a form of payment under Section 5.2(c).

(c)	On and after January 1, 2009, a Participant whose benefit is payable due to a Separation from Service may elect to have his Vested Benefit paid in an Annuity form of payment set forth in Section 5.2(e) below, or in a Lump Sum if he elected an Annuity in a 2008 Transition Election, provided:

(i)	the Participant shall be required to make such election in writing at least 12 months before his Benefit Commencement Date, and

(ii)	with respect to any payment based on a Separation from Service, the Participant reschedules his Benefit Commencement Date to a date that is no earlier than the fifth anniversary of the Benefit Commencement Date upon which the Participant’s Benefit would have otherwise been paid or commenced to be paid.

A Participant’s election pursuant to this subsection (c) shall become irrevocable as of the date that is 12 months before the Participant’s Separation from Service. To the extent a Participant elects any optional form of payment within 12 months of his Separation from Service, such optional form of payment election will be deemed invalid.

(d)	Notwithstanding anything in the Plan to the contrary, to the extent a Participant has made an irrevocable election with respect to an Annuity under Section 5.2(c), the Participant may at any time before his Benefit Commencement Date elect any other Annuity described under Section 5.2(e)(i)-(vii) Any election properly made under this subsection (d) shall become irrevocable as of the Participant’s Benefit Commencement Date.

(e)	By submitting a valid irrevocable election, a Participant’s Benefit may commence in one of the following optional forms of payment:

Annuity Forms of Payment:

(i)	Single Life Annuity

(ii) (iii) (iv)	50% Joint and Survivor Annuity 75% Joint and Survivor Annuity 100% Joint and Survivor Annuity

(v)	5 Year Certain and Life Annuity

(vi) (vii) (viii)	10 Year Certain and Life Annuity 15 Year Certain and Life Annuity Social Security Level Income Option

All such optional forms of payment shall have the same meaning as set forth in the Qualified Plan. Except as provided under the terms of the Plan, all such optional forms of payment shall be calculated in the same manner and using the same actuarial factors as apply under the Qualified Plan for the applicable form.

Section 5.3 – Time and Form of Payment for Death Benefits

Notwithstanding anything set forth in Section 5.1 or Section 5.2 to the contrary, if a Benefit is first payable upon the Participant’s death, the amount of the Benefit described under Section 4.5 shall be paid to the Participant’s Beneficiary in the form of a Lump Sum. The Beneficiary’s Benefit Commencement Date shall be the first day of the fourth month following the Participant’s date of death. To the extent a Participant dies after another Payment Event has occurred, but before his Benefit Commencement Date, the Benefit shall be accelerated and the amount described under Section 4.5 shall be paid to the Beneficiary in a Lump Sum, as permitted under Code Section 409A and the Treasury Regulations thereunder.

Section 5.4 – Benefit Cashout

(a)	De Minimis Cashout. Notwithstanding the time and form of payment determined pursuant to this Article V, if the Actuarially Equivalent Lump Sum present value of all nonaccount balance nonqualified plan benefits is less than the Code Section 402(g) limit as of the Participant’s Separation from Service, the Company shall pay the Participant the entire Benefit in a Lump Sum; provided, all of the Participant’s nonaccount balance nonqualified plan benefits are also paid in a lump sum as of the same date.

(b)	Large Cashout. If the combined Actuarially Equivalent Lump Sum present value of the Benefit and, if applicable, the Participant’s benefit under the Supplemental Executive Retirement Plan is less than or equal to $50,000 as of the Participant’s Benefit Commencement Date, the Company shall pay the Participant (or Beneficiary) the entire Benefit (or death benefit) in a Lump Sum; provided, the Participant’s Supplemental Executive Retirement Plan benefit is also to be paid in a Lump Sum as of the same date.

Section 5.5 – Other Permissible Delays or Accelerations

If the Board, Compensation Committee or CEO determines that a delay or an acceleration of a Benefit is appropriate and complies with the requirements under Code Section 409A (e.g., a delay to comply with Code Section 162(m) or an acceleration to pay employment taxes), the Board, Compensation Committee or CEO may either delay or accelerate the payment of a Benefit in accordance with the terms of Code Section 409A in its sole discretion as it deems advisable. If any payment is delayed in accordance with this provision, the Company shall pay such delayed payments with Interest.

Section 5.6 — Forfeitures

If a Participant has a Separation from the Service while all or any portion of his Benefit is not a Vested Benefit, such portion of his Benefit shall immediately be forfeited. In addition, if a Participant dies while unmarried before any scheduled Benefit Commencement Date, all Benefits payable in respect of the Participant shall be forfeited.

ARTICLE VI — ADMINISTRATIVE PROVISIONS

Section 6.1 – Administrator’s Duties and Powers

(a)	The Administrator shall conduct the general administration of the Plan in accordance with the Plan and shall have all the necessary power and authority to carry out that function. Among its necessary powers and duties are the following:

(i)	To delegate all or part of its function as Administrator to others and to revoke any such delegation.

(ii)	To determine questions of vesting of Participants and their entitlement to benefits, subject to the provisions of Section 6.11.

(iii)	To select and engage attorneys, accountants, actuaries, appraisers, brokers, consultants, administrators, physicians, the Committee under Section 6.4, or other persons to render service or advice with regard to any responsibility the Administrator or the Board has under the Plan, or otherwise, to designate such persons to carry out fiduciary responsibilities under the Plan, and (with the Committee, the Companies, the Board and its officers, and Employees) to rely upon the advice, opinions or valuations of any such persons, to the extent permitted by law, being fully protected in acting or relying thereon in good faith.

(iv)	To interpret the Plan for purpose of the administration and application of the Plan, in a manner not inconsistent with the Plan or applicable law and to amend or revoke any such interpretation.

(v)	To conduct claims procedures as provided in Section 6.11

(vi)	To adopt Rules of the Plan that are not inconsistent with the Plan or applicable law and to amend or revoke any such rules.

(b)	Every finding, decision and determination made by the Administrator shall, to the full extent permitted by law, be final and binding upon all parties, except to the extent found by a court of competent jurisdiction to constitute an abuse of discretion.

Section 6.2 — Limitations Upon Power

The Plan shall be uniformly and consistently administered, interpreted and applied with regard to all Participants in similar circumstances. The Plan shall be administered, interpreted and applied fairly and equitably and accordance with the specified purposes of the Plan.

Section 6.3 — Final Effect of Administrator Action

Except as provided in Section 6.11, all actions taken and all determinations made by the Administrator in good faith shall be final and binding upon all Participants and any person interested in the Plan.

Section 6.4 — Committee

The Administrator may, but need not, appoint a BRP Committee consisting of three or more members to hold office during the pleasure of the Administrator. The Committee shall have such powers and duties as are delegated to it by the Administrator. Committee members shall not receive payment for their services as such.

Section 6.5 – Resignation

A Committee member may resign at any time by delivering written notice to the Administrator.

Section 6.6 — Vacancies

Vacancies in the Committee shall be filled by the Administrator.

Section 6.7 — Majority Rule

The Committee shall act by a majority of its members in office; provided, however, that the Committee may appoint one of its members or a delegate to act on behalf of the Committee on matters arising in the ordinary course of administration of the Plan, or on specific matters.
Section 6.8 — Indemnification by the Company; Liability Insurance

(a)	The Company shall pay or reimburse any of the Company’s officers, directors, Committee members or Employees who are fiduciaries with respect to the Plan for all expenses incurred by such persons in, and shall indemnify and hold them harmless from, all claims, liability and costs (including reasonable attorneys’ fees) arising out of the good faith performance of their fiduciary functions.

(b)	The Company may obtain and provide for any such person, at the Company’s expense, liability insurance against liabilities imposed on him by law.

Section 6.9 — Recordkeeping

(a)	The Administrator shall maintain suitable records as follows:

(i)	Records of each Participant’s individual Benefit.

(ii)	Records which show the operations of the Plan during each Plan Year.

(iii)	Records of the Administrator’s deliberations and decisions.

(b)	The Administrator shall appoint a secretary, and at its discretion, an assistant secretary, to keep the record of proceedings, to transmit its decisions, instructions, consents or directions to any interested party, to execute and file, on behalf of the Committee, such documents, reports or other matters as may be necessary or appropriate to perform ministerial acts.

(c)	The Administrator shall not be required to maintain any records or accounts, which duplicate any records or accounts maintained by the Company.

Section 6.10 — Inspection of Records

Copies of the Plan and records of a Participant’s Benefit shall be open to inspection by him or his duly authorized representatives at the office of the Administrator at any reasonable business hour.

Section 6.11 — Claims Procedure

The claims procedures hereunder shall be in accordance with the claims procedures set forth in the Qualified Plan; provided that for purposes of the claims procedure under this Plan, the review official described in the Qualified Plan shall be the President of the Company.

Section 6.12 — Conflicting Claims

The procedures for the resolution of conflicting claims by the Committee shall be in accordance with the procedures set forth in the applicable section of the Qualified Plan.

Section 6.13 — Service of Process

The Secretary of Avery Dennison Corporation is hereby designated as agent of the Plan for the service of legal process.

ARTICLE VII — MISCELLANEOUS PROVISIONS

Section 7.1 — Amendment, Termination or Suspension of the Plan

(a)	The Plan may be amended or terminated by the Board or the Compensation Committee at any time; the CEO may amend the Plan at any time. Such amendment or termination may modify or eliminate any benefit hereunder other than a benefit or a portion of a benefit that is a Vested Benefit. Notwithstanding the foregoing, neither the Board, the Compensation Committee nor the CEO may amend or terminate the Plan in a manner that violates the applicable provisions of Code Section 409A and the Treasury Regulations thereunder, including, but not limited to, the applicable time and form of payment requirements set forth in Treasury Regulations Section 1.409A-2(b), the applicable prohibitions on accelerations set forth in Treasury Regulations Section 1.409A-3(j), and the plan termination and liquidation provisions set forth in Treasury Regulations Section 1.409A-3(j)(4)(ix).

(b)	If the Board determines that payments under the Plan would jeopardize the ability of the Company to continue as a going concern in accordance with Treasury Regulations Section 1.409A-3(d), the Board may suspend payments under the Plan temporarily for such time as in its sole discretion it deems advisable; provided, the payments shall resume no later than the first taxable year in which the Company determines that making such payments would not jeopardize the ability of the Company to continue as a going concern. The Company shall pay such suspended payments immediately upon the expiration of the period of suspension together with Interest.

(c)	The Plan is intended to provide benefits for a “select group of management or highly compensated employees” within the meaning of Sections 201, 301 and 401 of ERISA, and therefore to be exempt from the provisions of Parts 2, 3 and 4 of Title I of ERISA. Accordingly, the Plan shall terminate and, except for benefits or portions of benefits that have vested, no further benefits shall be paid hereunder in the event it is determined by a court of competent jurisdiction or by an opinion of the Company’s regular outside employee benefits counsel that the Plan constitutes an employee pension benefit plan within the meaning of Section 3(2) of ERISA which is not so exempt.

Section 7.2 — Limitation on Rights of Employees

The Plan is strictly a voluntary undertaking on the part of the Company and shall not constitute a contract between the Company and any Employee, or consideration for, or an inducement or condition of, the employment of an Employee. Nothing contained in the Plan shall give any Employee the right to be retained in the service of the Company or to interfere with or restrict the right of the Company, which is hereby expressly reserved, to discharge or retire any Employee, except as provided by law, at any time without notice and with or without cause. Inclusion under the Plan will not give any Employee any right or claim to any benefit hereunder except to the extent such right has specifically become fixed under the terms of the Plan and there are funds available therefore in the hands of the Company. The doctrine of substantial performance shall have no application to Employees, Participants or any other persons entitled to payments under the Plan. Each condition and provision, including numerical items, has been carefully considered and constitutes the minimum limit on performance, which will give rise to the applicable right.

Section 7.3 — Plan Binding in Event of Consolidation or Merger; Adoption of Plan by Other Companies

(a)	In the event of the consolidation or merger of a Company with or into any other corporation, this Plan shall be binding on such new corporation.

(b)	Any Company Affiliate may, with the approval of the Board, the Compensation Committee or the CEO, adopt the Plan as a whole company or as to any one or more divisions by resolution of its own board of directors or agreement of its partners in order to become an Employer. Such Company Affiliate shall give written notice of such adoption to the Committee by its duly authorized officers.

Section 7.4 — Assignments, etc. Prohibited

(a)	Except for the withholding of any tax under the laws of the United States or any state or locality, no part of a Participant’s Benefit hereunder shall be liable for the debts, contracts or engagements of any Participant, his Beneficiaries or successors in interest, or be taken in execution by levy, attachment or garnishment or by any other legal or equitable proceeding prior to distribution, nor shall any such person have any rights to alienate, anticipate, commute, pledge, encumber or assign any Benefits or payments hereunder in any manner whatsoever except to designate a Beneficiary as provided herein.

(b)	Notwithstanding the foregoing, payment may be made from a Participant’s Benefit to an alternate payee pursuant to an approved domestic relations order as permitted under Treasury Regulations Sections 1.409A-2(b)(4) and 1.409A-3(j)(4)(ii).

(i)	The Company shall establish reasonable procedures for reviewing court orders made, pursuant to state domestic relations law (including a community property law), relating to child support, alimony payments, or marital property rights of a spouse, former spouse, child, or other dependent of a Participant and for notifying Participants and alternate payees of the receipt of such orders and of the Plan’s procedures for determining if the orders are approved domestic relations orders and for administering distributions under approved domestic relations orders.

(ii)	Except as may otherwise be required by applicable law, such domestic relations orders may not require a retroactive transfer of all or part of a Participant’s Benefit.

Section 7.5 — Errors and Misstatements

Only to the extent permitted under Code Section 409A and any correction program that may be issued thereunder, in the event of any misstatement or omission of fact by a Participant to the Committee or any clerical error resulting in payment of benefits in an incorrect amount, the Committee shall promptly cause the amount of future payments to be corrected upon discovery of the facts and shall cause the Company to pay the Participant or any other person entitled to payment under the Plan any underpayment in cash in a lump sum or to recoup any overpayment from future payments to the Participant or any other person entitled to payment under the Plan in such amounts as the Committee shall direct or to proceed against the Participant or any other person entitled to payment under the Plan for recovery of any such overpayment.

Section 7.6 — Payment on Behalf of Minor, Etc.

In the event any amount becomes payable under the Plan to a minor or a person who, in the sole judgment of the Committee is considered by reason of physical or mental condition to be unable to give a valid receipt therefore, the Committee may direct that such payment be made to any person found by the Committee in its sole judgment, to have assumed the care of such minor or other person. Any payment made pursuant to such determination shall constitute a full release and discharge of the Company, the Board, the Committee and their officers, directors and employees.

Section 7.7 — Governing Law

This Plan shall be construed, administered and governed in all respects under and by applicable federal laws and, where, state law is applicable, the laws of the State of California.

Section 7.8 — Pronouns and Plurality

The masculine pronoun shall include the feminine pronoun, and the singular the plural where the context so indicates.

Section 7.9 — Titles

Titles are provided herein for convenience only and are not to serve as a basis for interpretation or construction of the Plan.

Section 7.10 — References

Unless the context clearly indicates to the contrary, a reference to a statute, regulation or document shall be construed as referring to any subsequently enacted, adopted or executed statute, regulation or document.

Section 7.11 — Effective Date

The Plan was approved by the Compensation Committee and ratified by the Board on December 4, 2008, and the Plan is effective as of that date.

APPENDIX A
PARTICIPATION CRITERIA

Participation in the Plan shall be limited to Employees of the Company or any Employers, selected by the Administrator, who satisfy the following criteria:

1.	Employees whose Compensation, as determined under Section 4.1(a)(i) a 1 and 2 of this Plan, exceeds the limitations of Code Section 401(a)(17) (the $150,000 annual limit adjusted for increases in the cost of living) ($230,000 for the Plan Year beginning December 1, 2008), and as amended thereafter.

2.	Effective December 1, 1998, Employees who participate in the Company’s non-qualified deferred compensation program, regardless of whether they satisfy criterion 1. above.

3.	Present or former employees of the Company (or any present or former direct or indirect subsidiary) listed on Appendix B.

The criteria in this Appendix may be changed or revoked by the Administrator, the Board, the Compensation Committee, the Committee or the CEO at any time and without formal amendment, as provided under Section 2.1 of the Plan.

APPENDIX B — SPECIAL BENEFIT SCHEDULE

Notwithstanding any provisions of the Plan to the contrary, the following individuals shall receive the following indicated benefits under the Plan:

Recipient	Benefit

Nelson Gifford	$3,858.57 per month for life, commencing June 1, 2001